Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

The following unaudited pro forma condensed combined balance sheet of Depomed, Inc. (“Depomed” or the “Company”) is presented to illustrate the effects of Depomed’s acquisition of the U.S. and Canadian rights to Lazanda® (fentanyl) nasal spray (“Lazanda”) on July 29, 2013. The unaudited pro forma condensed combined balance sheet as of June 30, 2013 presented herein is based on the historical financial statements of Depomed and on the financial statements of Lazanda described below, as well as on the assumptions and adjustments described in the accompanying notes to these unaudited pro forma condensed combined balance sheet.

The unaudited pro forma condensed combined balance sheet as of June 30, 2013 gives effect to Depomed’s acquisition of Lazanda as if it had occurred on June 30, 2013, and combines the historical balance sheet of Depomed as of June 30, 2013 with the statement of assets acquired and liabilities assumed as part of the Lazanda acquisition, which statement is included as Exhibit 99.1 to the Company’s Current Report on Form 8-K/A to which this unaudited pro forma condensed combined balance sheet is attached as Exhibit 99.2. The Company has determined that the acquisition of Lazanda as of July 29, 2013 constitutes a business acquisition as defined by Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 805, Business Combinations. Accordingly, the assets acquired and the liabilities assumed are presented at their acquisition-date fair values as required by that statement. Fair values are determined based on the requirements of FASB ASC 820, Fair Value Measurements and Disclosures. Management has made a preliminary allocation of the purchase price to the assets acquired and liabilities assumed based on various estimates, as noted in Note 3 to the unaudited pro forma condensed combined balance sheet. Management is continuing to refine those estimates and consequently, the final determination of these estimated fair values may differ materially from those presented.

Pursuant to a letter dated August 21, 2013 (the “Letter”) from the staff of the Division of Corporate Finance (the “Division”) of the Securities and Exchange Commission, the Division stated that it would waive the requirement to provide a pro forma statement of operations if the use of forward-looking information is necessary to meaningfully present the effects of the acquisition of Lazanda by Depomed.  Depomed’s expense structure and commercialization infrastructure related to Lazanda are anticipated to differ significantly from the expense structure and commercialization infrastructure maintained by Archimedes with regard to Lazanda.  As a result, Depomed has concluded that the use of forward-looking information is necessary to meaningfully present the effects of the acquisition. Based on the guidance provided by the Division in the Letter, Depomed is not filing a pro forma statement of operations with this Current Report.

Depomed anticipates expenses and revenues relating to Lazanda will be modest through the end of 2013. In 2013, Depomed expects total revenues, including Lazanda, to be in the range of $125 to $135 million and operating expenses, including Lazanda, to be in the range of $118 to $125 million.

In 2014, Depomed anticipates that revenues relating to Lazanda will increase significantly as compared to 2013 as new commercialization efforts are finalized and fully implemented. Depomed’s anticipated revenues attributable to Lazanda in 2014 and beyond will depend on a number of factors including the success of such commercialization efforts, market acceptance of Lazanda and the success of competitive products. Depomed will incur additional expenses in 2014 in connection with the commercialization efforts relating to Lazanda. Depomed expects these costs will be significantly less than those incurred by Archimedes in 2013 and are not expected to have a material impact on Depomed’s total operating expenses in 2014.

The following unaudited pro forma condensed combined balance sheet as of June 30, 2013 is presented for illustrative purposes only, in accordance with Article 11 of Regulation S-X, and should be read in conjunction with:

•                  the Company’s historical audited financial statements and accompanying notes as of and for the year ended December 31, 2012 included in the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 22, 2013;

•                  the Company’s historical unaudited financial statements and accompanying notes as of and for the six months ended June 30, 2013 included in the Company’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 8, 2013; and

•                  the Lazanda financial statements and accompanying notes included as Exhibit 99.1 to the Form 8-K/A.

DEPOMED, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of June 30, 2013

	Depomed Inc	Lazanda	Pro Forma Adjustments	Notes	Pro Forma Combined

ASSETS
Current assets:
Cash and cash equivalents	$44,934	—	(4,000)	3	$40,934
Marketable securities	24,618	—			24,618
Accounts receivable	6,717	—			6,717
Receivables from collaborative partners	8,066	—			8,066
Inventories	7,226	925	933	3(c)	9,084
Prepaid and other current assets	5,953	—	—		5,953
Total current assets	97,514	925	(3,067)		95,372
Marketable securities, long-term	4,669	—			4,669
Property and equipment, net	8,169	375	—		8,544
Intangible assets, net	23,304	—	10,360	3(b)	33,664
Other assets	324	—			324
	$133,980	$1,300	7,293		$142,573
					—
LIABILITIES AND SHAREHOLDERS’ EQUITY					—
Current liabilities:					—
Accounts payable and accrued liabilities	$24,357	—			$24,357
Deferred license revenue	3,041	—			3,041
Other current liabilities	649	240			889
Total current liabilities	28,047	240	—		28,287
Deferred license revenue, non-current portion	13,995	—			13,995
Other long-term liabilities	9,007	—	8,032	3(a)	17,039
Commitments
Shareholders’ equity:
Preferred stock, no par value, 5,000,000 shares authorized; Series A convertible preferred stock, 25,000 shares designated, 18,158 shares issued and surrendered, and zero shares outstanding at June 30, 2013 and December 31, 2012	—	—			—
Common stock, no par value, 100,000,000 shares authorized; 56,676,259 and 56,383,713 shares issued and outstanding at June 30, 2013 and December 31, 2012, respectively	215,317	—			215,317
Accumulated deficit	(132,363)	—	321	3(d)	(132,042)
Accumulated other comprehensive gain, net of tax	(23)	—			(23)
Total shareholders’ equity	82,931	—	321		83,252
	$133,980	240	8,353		$142,573

The accompanying notes are an integral part of the pro forma condensed combined balance sheet.

DEPOMED, INC.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

1.     Description of Transaction and Basis of Presentation

Description of Transaction

On July 29, 2013, the Company acquired certain assets from Archimedes Pharma US Inc., a Delaware corporation, Archimedes Pharma Ltd., a corporation registered under the laws of England and Wales, and Archimedes Development Ltd., a company registered under the laws of England and Wales (collectively, “Archimedes”), related to Archimedes’ proprietary fentanyl pectin nasal spray product for the management of break-through pain in opioid-tolerant cancer patients referred to as Lazanda® (the “Product”) and the use, development, formulation, distribution, testing, marketing, offer for sale, assembly, packaging, transportation and manufacture of the Product in the United States and Canada.  The purchase price for these assets included (i) a closing payment of $4,000,000, (ii) certain sales milestones payments totaling $16,000,000 if certain annual net sales milestones described in the Agreement are met and (iii) certain product royalties for sales occurring during a specified period.

Basis of Presentation

The unaudited pro forma condensed combined balance sheet as of June 30, 2013 gives effect to Depomed’s acquisition of Lazanda as if it had occurred on June 30, 2013, and combines the historical balance sheet of Depomed as of June 30, 2013 with the statement of assets acquired and liabilities assumed as part of the Lazanda acquisition, which statement is included as Exhibit 99.1 to the Company’s Current Report on Form 8-K/A to which this unaudited pro forma condensed combined balance sheet is attached as Exhibit 99.2. The Company has determined that the acquisition of Lazanda as of July 29, 2013 constitutes a business acquisition as defined by Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 805, Business Combinations. Accordingly, the assets acquired and the liabilities assumed are presented at their acquisition-date fair values as required by that statement. Fair values are determined based on the requirements of FASB ASC 820, Fair Value Measurements and Disclosures. Management has made a preliminary allocation of the purchase price to the assets acquired and liabilities assumed based on various estimates, as noted in Note 3 to the unaudited pro forma condensed combined balance sheet. Management is continuing to refine those estimates and consequently, the final determination of these estimated fair values may differ materially from those presented.

2.   Summary of Significant Accounting Policies

The unaudited pro forma condensed combined balance sheet has been compiled in a manner consistent with the accounting policies adopted by the Company. A summary of the Company’s significant accounting policies can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on February 22, 2013. The accounting policies of Archimedes relating to the statement of assets acquired and liabilities assumed were not deemed to be materially different from those adopted by the Company.

DEPOMED, INC.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

3.     Pro Forma adjustments

The adjustments made in preparing the Pro Forma Financial Information reflect the total purchase price and related preliminary deficit of total purchase price over fair value of net assets acquired which is as follows (in thousands):

Cash for Lazanda and related inventories	4,000
Fair value of contingent consideration	8,032
Purchase price	$12,032

Intangible asset - Lazanda product rights	10,360
Inventories	1,858
Property, plant and equipment	375
Current liabilities	(240)
Bargain purchase	(321)
$12,032

(a) Fair value of contingent consideration:

The fair value of the contingent consideration of $8.0 million has been recorded in other long term liabilities in the accompanying unaudited pro forma condensed combined balance sheet. The Company determined the acquisition date fair value of contingent consideration obligations based on a probability-weighted income approach derived from revenue estimates and a probability assessment with respect to the likelihood of achieving the contingent payments in the form of milestone obligations and the royalty obligations. At each reporting date, the Company will re-measure the contingent consideration obligation to estimate fair value. Any changes in the fair value of contingent consideration will be recognized in operating expenses until the contingent consideration arrangement is settled.

(b) Intangible asset — Lazanda product rights:

The fair value of the Lazanda product rights of $10.4 million has been recorded as intangible assets on the accompanying unaudited pro forma condensed combined balance sheet and will be amortized over the estimated useful life of the asset on a straight-line basis through 2022. The fair value of the intangible assets was based on management’s forecasted cash inflows and outflows using a multi-period excess earnings method to calculate the fair value of assets purchased.

(c) Inventories:

The $0.6 million increase in inventories relates to the recognition of the fair value of these inventories. The fair value of inventories was determined based on quantities acquired, selling prices at the date of acquisition and management’s assumptions regarding units that have future value and costs to sell such inventories .

(d) Bargain purchase:

The adjustment of $0.3 million reflects the bargain purchase amount. This allocation is based on preliminary estimates; the final acquisition cost allocation may differ materially from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of the assets and liabilities will be allocated to the bargain purchase.